Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-188467) pertaining to the Cyan, Inc. 2006 Stock Plan and the Cyan, Inc. 2013 Equity Incentive Plan,

2)	Registration Statement (Form S-8 No. 333-194809) pertaining to the Cyan, Inc. 2013 Equity Incentive Plan,

3)	Registration Statement (Form S-8 No. 333-201926) pertaining to the Cyan, Inc. 2013 Equity Incentive Plan;
of our report dated March 27, 2015, with respect to the consolidated financial statements of Cyan, Inc. included in this Annual Report (Form 10-K) of Cyan, Inc. for the year ended December 31, 2014.
/s/ Ernst & Young LLP
San Francisco, California
March 27, 2015